CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Medium-Term Notes, Series A	$7,839,240	$437.43

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated August 26, 2009 (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated February 10, 2009 and the Index Supplement dated February 10, 2009)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-145845

Barrier Optimization Securities with Partial Protection

Linked to the S&P 500® Index

Tactical Market Exposure to Complement Traditional Investments

Barclays Bank PLC $7,839,240 Securities linked to the S&P 500® Index due November 30, 2010

Investment Description

These Barrier Optimization Securities with Partial Protection Linked to the S&P 500® Index (the “Securities”) are notes issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the S&P 500® Index (the “Index”). The Securities are designed to provide exposure to the potential positive performance of the Index subject to the Return Barrier. If the Index Return is greater than zero over the term of the Securities and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate of 100%. If the Index Return is between 0% and -15%, inclusive, and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each security you will receive the principal amount. If the Index Return is less than -15% and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, per Security you will receive an amount equal to the principal amount reduced by 1% for every 1% by which the Index Return in less than -15%. If the Closing Level of the Index is above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive the principal amount plus a conditional payment equal to 4.00% of the principal amount. Investing in the Securities involves significant risks. You may lose up to 85% of your initial investment. The partial protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any partial protection feature, is subject to the creditworthiness of the Issuer.

Features

❑

Tactical Investment Opportunity: If you believe that the Index will never close above the Index Barrier on any day during the Observation Period, the Securities provide an opportunity for exposure to positive index returns with reduced exposure to negative index returns at maturity. If the Index closes above the Index Barrier on any day during the Observation Period, you will only receive a return equal to the contingent payment at maturity and will have no exposure to positive or negative index returns

❑

Partial Protection Feature: If you hold the Securities to maturity and the Index never closes above the Index Barrier on any day during the Observation Period, your investment will be protected from the first 15% decline in the Index, subject to the creditworthiness of the Issuer, Barclays Bank PLC, and will have 1-for-1 downside exposure to any negative index returns below -15%. If the Index closes above the Index Barrier on any day during the Observation Period, your investment will be fully principal protected, subject to the creditworthiness of the Issuer, Barclays Bank PLC.

Key Dates

Trade Date	August 26, 2009
Settlement Date	August 31, 2009
Final Valuation Date[1]	November 23, 2010
Maturity Date[1]	November 30, 2010

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Security Offering

We are offering Barrier Optimization Securities with Partial Protection Linked to the S&P 500® Index (the “Index”). The return on the Securities is subject to, and will in no event exceed, the Return Barrier of 29.80% and accordingly, any return at maturity will not exceed the Return Barrier. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000.

Underlying Index	Return Barrier	Index Starting Level	Index Barrier	CUSIP	ISIN
S&P 500® Index	29.80%	1,028.12	1,334.50	06740H872	US06740H8723

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, the index supplement dated February 10, 2009 and this pricing supplement. See “Key Risks” on page PS-6 of this pricing supplement and “Risk Factors” beginning on page S-5 of prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.15	$9.85
Total	$7,839,240	$117,588.60	$7,721,651.40

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 and the index supplement dated February 10, 2009 relating to our Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

♦	Index supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023313/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Barrier Optimization Securities Linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦

You seek an investment with a return linked to the performance of the Index and you believe the level of the Index will increase moderately over the term of the Securities – meaning that such an increase is unlikely to exceed the Return Barrier indicated herein at maturity.

♦

You are willing to and able to lose 1% of your principal amount for every 1% in Index Return below -15%, if the level of the Index never closes above the Index Barrier during the term of the Securities.

♦	You are willing to forgo dividends paid on the stocks included in the Index.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the Securities to maturity and are aware that there may be little or no secondary market for the Securities.

♦	You are willing to invest in securities for which your potential return is capped at the Return Barrier.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

The Securities may not be suitable for you if:

♦

You do not believe the level of the Index will moderately increase over the term of the Securities, or you believe the level of the Index will increase by more than the indicated Return Barrier at maturity.

♦	You seek an investment whose return is not subject to a cap that is equal to the Return Barrier of 29.80%.

♦	You seek an investment that is 100% principal protected.

♦	You prefer to receive the dividends paid on any stocks included in the Index.

♦

You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by Barclays Bank PLC or another issuer with a similar credit rating.

♦	You seek current income from this investment.

♦	You are unwilling or unable to hold the Securities to maturity.

♦	You are unwilling or unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances.

Final Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA-/Aa3)[2]
Issue Price:	$10.00 per Security
Term:	15 months
Reference Asset[3]:	S&P 500® Index (the “Index”)
Payment at Maturity (per $10.00)

You will receive a cash payment at maturity linked to the performance of the Index during the term of the Securities.

If the Index Return is greater than zero and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate:

$10.00 + ($10.00

x Index Return x Participation Rate)

If the Index Return is between 0% and -15%, inclusive, and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive the principal amount:

$10.00

If the Index Return is less than -15% and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive an amount equal to the principal amount reduced by 1% for every 1% by which the Index Return is less than -15%:

$10.00 + [$10.00

x (Index Return + 15%)]

If the Closing Level of the Index is above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive the principal amount plus the Conditional Payment:

$10.00 + Conditional Payment

Participation Rate	100%
Conditional Payment	4.00% of the principal amount
Index Barrier	1,334.50, which is the Index Starting Level x (1 + Return Barrier)
Return Barrier	29.80%.
Protection[4]	15.00%
Index Return	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level	1,028.12, which is the Closing Level of the Index on the Trade Date.
Index Ending Level	The Closing Level of the Index on the Final Valuation Date.
Closing Level	The Closing Level of the Index on any scheduled trading day as determined by the calculation agent based upon determinations with respect thereto made by the index sponsor and displayed on Bloomberg Professional® service page “SPX <INDEX>“.
Observation Period	The period beginning on, and including, the Trade Date and ending on, and including, the Final Valuation Date.

Determining Payment at Maturity

As such, you could lose up to 85% of the principal amount of your investment depending on how much the level of the Index decreases.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

The Securities are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Securities, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Securities will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

[3]

For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index” in the prospectus supplement.

[4]	Principal protection is provided by Barclays Bank PLC and therefore, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to its Index Starting Level. We cannot predict the Index Ending Level on the Final Valuation Date or the Closing Level of the Index on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities.

The following scenario analysis and examples are based on an Index Starting Level of 1,028.12, a Participation Rate of 100.00%, a Return Barrier of 29.80%, an Index Barrier of 1,334.50 and a Conditional Payment of 4.00% and a range of possible index returns from +100.00% to -100.00%.

Example 1 – The level of the Index increases from an Index Starting Level of 1,028.12 to an Index Ending Level of 1,233.74. The Index Return is calculated as follows:

(1,233.74 – 1,028.12) / 1,028.12 = 20.00%

Because the Index Return is greater than zero over the term of the Securities and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, the payment at maturity is calculated as follows:

$10.00 + ($10.00 x 20.00% x 100.00%) = $10.00 + $2.00 = $12.00

Example 2 – The level of the Index decreases from an Index Starting Level of 1,028.12 to an Index Ending Level of 925.31. The Index Return is calculated as follows:

(925.31 – 1,028.12) / 1,028.12 = -10.00%

Because the Index Return is between 0% and -15%, inclusive, and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security you will receive the principal amount, $10.00 (a zero return).

Example 3 – The level of the Index decreases from an Index Starting Level of 1,028.12 to an Index Ending Level of 616.87. The Index Return is calculated as follows:

(616.87 – 1,028.12) / 1,028.12 = -40.00%

Because the Index Return is less than -15% and the Closing Level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each Security, you will receive an amount equal to the principal amount reduced by 1% for every 1% decrease in the Index Return below -15%, calculated as follows:

$10.00 + [$10.00 x (-40.00% + 15.00%)] = $10.00 + [$10.00 x -25%] = $10.00 – $2.50 = $7.50 (a 25% loss)

Example 4 – The level of the Index increases from an Index Starting Level of 1,028.12 to an Index Ending Level of 1,439.37. Therefore, the Closing Level of the Index is above the Index Barrier on at least one day during the Observation Period. The Index Return is calculated as follows:

(1,439.37 – 1,028.12) / 1,028.12 = 40.00%

Because the Index has closed above the Index Barrier on at least one day during the Observation Period your return will equal the Conditional Payment and the payment at maturity is calculated as follows:

$10.00 + ($10.00 x 4.00%) = $10.00 + $0.40 = $10.40

Example 5 – The level of the Index decreases from an Index Starting Level of 1,028.12 to an Index Ending Level of 688.84. In addition, the Closing Level of the Index is above the Index Barrier on at least one day during the Observation Period. The Index Return is calculated as follows:

(688.84 – 1,028.12) / 1,028.12 = -33.00%

Because the Index has closed above the Index Barrier on at least one day during the Observation Period your return will equal the Conditional Payment and the payment at maturity is calculated as follows:

$10.00 + ($10.00 x 4.00%) = $10.00 + $0.40 = $10.40

Scenario Analysis – hypothetical payment at maturity for each $10.00 principal amount of Securities

Index		Closing Level of the Index never above Index Barrier[1]		Closing Level of the Index above Index Barrier[2]
Index Ending Level	Index Return[3]	Payment at Maturity	Securities Total Return at Maturity	Payment at Maturity	Securities Total Return at Maturity
2,056.24	100.00%	N/A	N/A	$10.40	4.00%
1,953.43	90.00%	N/A	N/A	$10.40	4.00%
1,850.62	80.00%	N/A	N/A	$10.40	4.00%
1,747.80	70.00%	N/A	N/A	$10.40	4.00%
1,644.99	60.00%	N/A	N/A	$10.40	4.00%
1,542.18	50.00%	N/A	N/A	$10.40	4.00%
1,439.37	40.00%	N/A	N/A	$10.40	4.00%
1,336.56	30.00%	N/A	N/A	$10.40	4.00%
1,334.50	29.80%	$12.98	29.80%	$10.40	4.00%
1,233.74	20.00%	$12.00	20.00%	$10.40	4.00%
1,130.93	10.00%	$11.00	10.00%	$10.40	4.00%
1,028.12	0.00%	$10.00	0.00%	$10.40	4.00%
925.31	-10.00%	$10.00	0.00%	$10.40	4.00%
873.90	-15.00%	$10.00	0.00%	$10.40	4.00%
822.50	-20.00%	$9.50	-5.00%	$10.40	4.00%
771.09	-25.00%	$9.00	-10.00%	$10.40	4.00%
719.68	-30.00%	$8.50	-15.00%	$10.40	4.00%
616.87	-40.00%	$7.50	-25.00%	$10.40	4.00%
514.06	-50.00%	$6.50	-35.00%	$10.40	4.00%
411.25	-60.00%	$5.50	-45.00%	$10.40	4.00%
308.44	-70.00%	$4.50	-55.00%	$10.40	4.00%
205.62	-80.00%	$3.50	-65.00%	$10.40	4.00%
102.81	-90.00%	$2.50	-75.00%	$10.40	4.00%
0.00	-100.00%	$1.50	-85.00%	$10.40	4.00%

[1]	The official Closing Level of the Index is never above the Index Barrier on any day during the Observation Period.
[2]	The official Closing Level of the Index is above the Index Barrier on any day during the Observation Period.
[3]	The Index Return excludes any cash dividend payment.

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Index. This characterization relies, in part, on our understanding that the Securities will be marketed primarily to persons treated as cash-basis taxpayers for U.S. federal income tax purposes. If your Securities are treated as a pre-paid cash-settled executory contract with respect to the Index, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect.

It is also possible that the Internal Revenue Service could seek to characterize your Securities under current law in a manner that results in tax consequences that are different from those described above. Moreover, the tax consequences to you are particularly uncertain if the closing level of the Index is above the Index Barrier on any day during the Observation Period (a “Barrier Breach”). For example, if a Barrier Breach occurs, the Internal Revenue Service could assert that you should be treated as if you exchanged your executory contract with respect to the Index for a zero-coupon debt instrument. If you are so treated, you may be required to recognize gain or loss at such time and you may further be required to currently accrue ordinary income over the remaining term of the Securities or treat the amount received that is attributable to the Conditional Payment as ordinary income upon the sale or maturity of your Securities. Moreover, even if a deemed exchange is not deemed to occur following a Barrier Breach, you may still be required to recognize all or a portion of the amount of the Conditional Payment at such time or over the remaining term of the Securities and any amount attributable to the

Conditional Payment may be treated as ordinary income. If you purchase the Securities after a Barrier Breach, the risk of a recharacterization of the Securities as a zero-coupon debt instrument and a tax treatment different than that described above is heightened and you are strongly urged to consult your tax advisor.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦

Principal Protection Only Applies if You Hold the Securities to Maturity – You should be willing to hold the Securities to maturity. The partial principal protection feature only applies if you hold the Securities to maturity. The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell the Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities, even in cases where the level of the Index has increased since the Trade Date.

♦

The Securities are Not Fully Principal Protected and You May Lose Up to 85% of Your Investment – The Securities are not fully principal protected. The Securities differ from ordinary debt securities in that we may not pay you 100% of the principal amount of your Securities if the Closing Level of the Index is never greater than the Index Barrier on any day during the Observation Period and the Index Return is less than -15.00%. In that event, you will lose 1% of the original principal amount for each percentage point that the Index Return is below -15.00%. Accordingly, you may lose up to 85.00% of your investment in the Securities.

♦	Maximum Gain – You will not participate in any increase in the level of the Index beyond the Return Barrier of 29.80%. YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE RETURN BARRIER.

♦

No Interest, Dividend Payments or Voting Rights – As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of component stocks underlying the Index would have.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity – While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer Incentives – We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.15 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Limited Liquidity – The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Credit of Issuer – The Securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.

♦

Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Taxes – The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates – Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

♦

Many Economic and Market Factors Will Affect the Value of the Securities – In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time to maturity of the Securities;

♦	the market price and dividend rate on the component stocks underlying the Index;

♦	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

Potential Barclays Bank PLC impact on price – Trading or transactions by Barclays Bank PLC or its affiliates in the stocks composing the Index, or in futures, options, exchange traded funds or other derivative products on the stocks comprising the Index may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of the Securities.

S&P 500® Index

The S&P 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index, with the number of companies included in each group as of August 26, 2009 indicated below: Consumer Discretionary (80); Consumer Staples (41); Energy (40); Financials (79); Health Care (53); Industrials (58); Information Technology (76); Materials (29); Telecommunications Services (9); and Utilities (35).

The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>“.

The information on the S&P 500 Index provided in this pricing supplement should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from April 4, 1997 through August 26, 2009. The closing level of the Index on August 26, 2009 was 1,028.12.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500® Index Historical Performance

April 4, 1997 – August 26, 2009

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.